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                             SPLIT DOLLAR AGREEMENT


        This Agreement, made as of June 1, 1995, by and between Omnicare Management Company ("the Corporation"), a Delaware corporation with offices at 2800 Chemed Center, 255 E. Fifth Street, Cincinnati, Ohio 45202 and Kenneth W. Chesterman (the "Employee"), who is an employee of the Corporation.

        1.  PREMISES

                1.1 The Employee is a valuable employee of the Corporation. He wishes to provide adequate protection for his family by insuring his life. The Corporation will assist the Employee in providing this insurance coverage by payment of part of the premiums under a split dollar arrangement, whereby the Employee will be the owner of a life insurance policy which will be collaterally assigned to the Corporation as security for amounts the Corporation will contribute for the premium payments.

        2.  APPLICATION FOR INSURANCE

                2.1 The Employee has applied to Phoenix Home Life Mutual Insurance Company for an Executive Equity Life Insurance Plan on the life of the Employee for $1,300,000.00 (the "Policy").


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        3. POLICY OWNERSHIP

                3.1 The Employee shall own the Policy and may exercise all rights of ownership with respect to it, subject only to the security interest of the Corporation as expressed in this Agreement and the collateral assignment of the Policy to the Corporation.

        4. PAYMENT OF PREMIUMS

                4.1 On or before the due date of each annual premium on the Policy, the Corporation will pay to Phoenix Home Life Mutual Insurance Company an amount equal to the greater of 80 percent of the annual premium or the annual premium less the economic benefit cost received by the Employee (as measured by the Phoenix Home Life term insurance rates) for the portion of the insurance which the beneficiary or beneficiaries named by the Employee or his transferee would be entitled to receive if the Employee died during the policy year for which the annual premium is paid.

                4.2 On or before the due date of each annual premium on the Policy, the Corporation will pay to Phoenix Home Life Mutual Insurance Company,

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                on behalf of the Employee, the remainder of the annual premium.
                This payment will constitute compensation to the Employee in the form of a bonus and will be considered paid by the Employee for purposes of the Assignment (as defined in Article 5).

                4.3 These premium advances by the Corporation shall apply specifically to annual premiums due under the Policy up to the Employee's age of 65. However, additional premium advances may be made by mutual agreement of the parties.

        5. ASSIGNMENT OF POLICY

                5.1 The Employee shall collaterally assign the Policy to the Corporation so as to reflect the respective interests of the parties under this Agreement, said collateral assignment ("Assignment") having been executed by the parties on the date of this Split Dollar Agreement, and thus made a part of such Policy and this Agreement.

        6. USE OF DIVIDENDS

                6.1 The dividends declared by Phoenix Home Life Mutual Insurance Company on the Policy will be

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        used to purchase Option Term with the balance used to purchase paid-up insurance.

        6.2 The dividend option which is specified in paragraph 6.1 of this Article will not be terminated or changed without a conforming amendment to this Agreement and unless such change is done in accordance with the provisions of Part D "Joint Rights" section of the Assignment.

7.  SURRENDER OF POLICY

        7.1 The Employee shall have the sole and exclusive right to surrender the Policy.

        7.2 If the Policy is surrendered, the Employee shall direct the insurance company in writing to draw a check payable to the Corporation in an amount equal to the "Assignee's Cash Value Rights", as defined within the provisions of Part A "Definitions" section of the Assignment.

        7.3 If there is a delay in the surrender of the Policy by either party to this Agreement, and if such delay results in diminished policy values being available to either party, neither party to this Agreement shall hold the insurance

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        company liable for such diminution in Policy values.

8.  DEATH CLAIMS

        8.1 Upon the death of the Employee, the Corporation shall have an interest in the proceeds of the Policy equal to the "Assignee's Death Benefit Share", as defined within the provisions of Part A "Definitions" section of the Assignment. The balance of proceeds remaining shall be paid directly by the insurance company to the beneficiary or beneficiaries designated in the Policy.

9.  TERMINATION OF AGREEMENT

        9.1 This Agreement shall terminate upon the first to occur of (i) surrender of the Policy by the Employee, (ii) written notice of termination given by the Employee to the Corporation, and (iii) termination of the Employee's employment with the Corporation for any reason other than death; provided however that if a Change of Control (as defined in Exhibit A to this Agreement) occurs, this Agreement shall not terminate until the earlier of the Employee's reaching age 65 years and the Employee's death.


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        9.2  Prior to termination of this Agreement, the Employee shall direct the insurance company in writing to draw a check payable to the Corporation for an amount equal to the "Assignee's Cash Value Interest", as defined within the provisions of Part A "Definitions" section of the Assignment. Upon receipt of this amount, the Corporation shall release the security interest of the Corporation expressed in this Agreement and the Assignment.

10.  SPECIAL PROVISIONS

        The following provisions are part of this Plan and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974:

                10.01 - The named fiduciary: The Secretary of the Company.

                10.02 - The funding policy under this Plan is that all
                        premiums on the Policy be remitted to the Insurer when due.

                10.03 - Direct payment by the Insurer is the basis of
                        payment of benefits under this Plan, with those benefits in turn being based on the


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                        payment of premiums as provided in the Plan.

                10.04 - For claims procedure purposes, the "Claims Manager"
                        shall be the Secretary of the Company.

                        (a) If for any reason a claim for benefits under this Plan is denied by the Company, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Plan section on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

                             (1) The claimant's claim shall be deemed
                                 filed


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                               when presented orally or in writing to the
                               Claims Manager.

                          (2) The Claims Manager's explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.

                      (b) The claimant shall have 60 days following his
                          receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

                      (c) The Claims Manager shall decide the issue on
                          review and furnish the claimant with a copy within 60 days of receipt of the claimant's request for review of his claim. The


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                        decision on review shall be in writing and shall include
                        specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claims shall be deemed denied on review.

        11. AMENDMENT AND BINDING EFFECT

                11.1 This embodies all agreements by the parties made with respect to the Policy. The Agreement shall not be modified or amended except by a writing signed by the parties. The Agreement shall be binding upon the parties, their heirs, legal representatives, successors and assigns.


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        12.  GOVERNING LAW

                12.1 This Agreement shall be subject to and shall be construed under the laws of the State of Ohio.

        Executed by the parties at Cincinnati, Ohio, as of June 1, 1995.

                                                OMNICARE MANAGEMENT COMPANY

/s/ Janie Frye                                  By: /s/ J.F. Gemunder
-----------------------------                       --------------------------
Witness                                             Signature, Corporate Title

/s/ Janie Frye                                  By: /s/ Kenneth W. Chesterman
-----------------------------                       --------------------------
Witness                                             Kenneth W. Chesterman



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                                   EXHIBIT A

                                 OMNICARE, INC.
                             SPLIT DOLLAR AGREEMENT

        "Change of Control" shall mean: The Corporation obtains actual knowledge that any of the following events has occurred: (i) any person other than the Corporation or any Subsidiary has become the beneficial owner of 15% or more of the combined voting power of the Corporation's then outstanding voting securities; (ii) the stockholders of the Corporation have approved: (1) an agreement to merge or consolidate with or into another corporation and the Corporation or another corporation wholly-owned by the Corporation, is not the surviving corporation, or (2) an agreement to sell or otherwise dispose of all or substantially all of the assets of the Corporation (including a plan of liquidation); or (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless the nomination for the election by the Corporation's stockholders of each new director was approved by a vote of at least one-half of the persons who were directors at the beginning of the two-year period.

        For purposes of this definition, a person shall be deemed the "beneficial owner" of any securities (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities.

        For purposes of this definition, a "person" shall mean any individual, firm, company, partnership, other entity or group, and the terms "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect on June 1, 1995.


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